NEWS RELEASE
	CONTACT:	Warren W. Heidbreder
FOR IMMEDIATE RELEASE	PHONE:	563-262-1260
DATE: February 1, 2006	URL:	www.bandag.com

BANDAG, INCORPORATED REPORTS 4th QUARTER EPS OF $0.62
Bandag, Inc. (NYSE: BDG and BDGA)

Flash Results

(Numbers in Millions, Except Per Share Data)

	Q4 2005	Q4 2004	12 Mos. 2005	12 Mos. 2004
Net sales	$252.3	$235.2	$914.6	$864.3
Net earnings	$12.1	$30.8	$49.5	$66.9
Diluted earnings per share	$0.62	$1.56	$2.52	$3.39

MUSCATINE, IOWA, February 1, 2006 – Bandag, Incorporated (NYSE:BDG and BDGA) today reported consolidated net sales for fourth quarter 2005 of $252.3 million, an increase of seven percent, compared to consolidated net sales of $235.2 million in fourth quarter 2004. Net sales in fourth quarter 2005 were positively impacted by approximately $3.5 million due to the effect of translating foreign currency denominated net sales into U.S. dollars.

Consolidated net earnings were $12.1 million, or $0.62 per diluted share, for fourth quarter 2005, compared to fourth quarter 2004 consolidated net earnings of $30.8 million, or $1.56 per diluted share. Net earnings for the fourth quarter of 2004 included a gain of approximately $6.0 million ($3.7 million after tax, or $0.19 per diluted share), due to the sale of assets. Net earnings for the fourth quarter of 2004 were also favorably impacted by $6.4 million, or $0.32 per diluted share, for the resolution and reassessment of certain tax matters.

For full year 2005, Bandag reported consolidated net sales of $914.6 million compared to consolidated net sales in 2004 of $864.3 million. Consolidated net earnings for 2005 were $49.5 million, or $2.52 per diluted share, compared to 2004 consolidated net earnings of $66.9 million, or $3.39 per diluted share.

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BANDAG, Incorporated
2905 N. Hwy. 61, Muscatine, IA 52761-5886
Tel 563.262.1400 – Url www.bandag.com

In announcing fourth quarter 2005 results, Martin G. Carver, Bandag’s Chairman of the Board and Chief Executive Officer, said, “Bandag’s tread volume increased one percent in fourth quarter compared to 2004 and was even for the year compared to 2004. Multiple price increases in the North American, European and International business units could not keep pace with unprecedented volatility in raw materials costs, which exerted pressure on margins.”

“Continued strength in the transportation, mining and construction markets throughout the year was clearly evident in the robust performance at Tire Distribution Systems, Inc. (TDS), Bandag’s tire distribution subsidiary. And, while Speedco continued to generate strong sales, the earnings contribution was slowed by aggressive investment in new stores and the addition of tire lanes to existing stores,” said Mr. Carver.

Financial Highlights

•	Factors that affected consolidated net sales for fourth quarter 2005 were:
°	North American business unit volume increased two percent and net sales increased eight percent as compared to fourth quarter 2004. Net sales were positively impacted by price increases in December 2004 and May 2005. Net sales were also positively impacted by approximately $1.1 million due to the effect of translating foreign currency denominated net sales into U.S. dollars.
°	European business unit volume increased four percent and net sales increased four percent. Net sales were positively impacted by a September 2004 price increase. Net sales were negatively impacted by approximately $1.2 million due to the effect of translating foreign currency denominated net sales into U.S. dollars.
°	International business unit volume decreased four percent while net sales increased fourteen percent. All international operations experienced a decrease in volume except for Mexico and Asia. Net sales were positively impacted by price increases and by approximately $3.6 million due to the effect of translating foreign currency denominated net sales into U.S. dollars.
°	TDS sales declined $2.6 million from the prior year period, reflecting the divestitures during 2004. The divested locations had net sales of approximately $9.3 million in the fourth quarter of 2004.
°	Speedco sales increased $5.6 million compared to the prior year period. Net sales were positively impacted by an increase in volume at existing locations, the addition of two facilities and the addition of tire lanes to eighteen existing facilities.

•	Fourth quarter 2005 consolidated gross margin declined by 5.1 percentage points. Speedco’s gross margin declined 8.9 percentage points, primarily due to expenses associated with the start-up of new stores and the addition of tire lanes to existing stores. TDS’ gross margin increased 2.1 percentage points. Traditional business gross margin declined 6.9 percentage points, primarily due to higher raw material costs and a decline in the profitability of fleet contract business. North American business unit gross margin declined 8.5 percentage points. Since the beginning of 2004 the North American business unit has experienced increases of approximately 33% and 27% in raw material costs for tread and cushion, respectively. The gross margin impact of the rising raw material costs was partially offset by price increases. Continued margin pressure is expected in 2006.

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•	Consolidated operating and other expenses for fourth quarter 2005 were $3.8 million higher than the prior year period. European business unit operating and other expenses were negatively impacted by approximately $3.1 million for charges related to a reduction in workforce. Speedco operating and other expenses increased $2.8 million primarily related to the additional stores and tire lanes.

•	Consolidated interest income increased $0.5 million and $3.2 million for the quarter and year-to-date periods ended December 31, 2005, respectively, from the prior year periods, primarily due to an increase in interest rates.

•	Capital expenditures were $63.4 million through December 31, 2005, compared to $39.2 million for the same period last year. The increase in capital expenditures is primarily due to expenditures made by Speedco for new facilities and expansions of tire lanes at existing facilities.

Outlook

Commenting on the overall outlook for 2006, Mr. Carver said, “Unprecedented increases in energy prices and rapid globalization of the tire industry are clear evidence that the business norms we have managed to are quickly changing. TDS and Speedco act as bellwethers for Bandag, providing useful insight to the direction and trends in the trucking and off-the-road markets for commercial tires. Both indicate that the trucking economy remains vibrant, giving us confidence in the continued strength of Bandag, Speedco and TDS to take advantage of opportunities in the marketplace. Nevertheless, we are well aware of the more volatile aspects of the business, particularly raw material costs, and we are inclined to manage conservatively in order to minimize their impact on Bandag and the Bandag Strategic Alliance of Dealers.”

Bandag, Incorporated manufactures retreading materials and equipment for its worldwide network of approximately 900 franchised dealers that produce and market retread tires and provide tire management services. Bandag’s traditional business serves end-users through a wide variety of products offered by dealers, ranging from tire retreading and repairing to tire management systems outsourcing for commercial truck fleets. TDS sells and services new and retread tires. In addition, Bandag has an 87.5% interest in Speedco, Inc., a provider of on-highway truck lubrication and routine tire services to commercial truck owner-operators and fleets.

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Bandag, Incorporated
Unaudited Financial Highlights
(In thousands, except per share data)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
Consolidated Statements of Earnings	2005	2004	2005	2004
Income
Net sales	$252,278	$235,171	$914,640	$864,343
Other	1,639	7,583	6,299	12,305

	253,917	242,754	920,939	876,648
Costs and expenses
Cost of products sold	169,387	145,869	598,433	543,956
Operating & other expenses	71,483	67,653	255,291	250,683

	240,870	213,522	853,724	794,639
Income from operations	13,047	29,232	67,215	82,009
Interest income	1,963	1,502	8,090	4,883
Interest expense	(435)	(596)	(1,951)	(1,990)

Earnings before income taxes and minority interest	14,575	30,138	73,354	84,902
Income taxes	1,994	(793)	22,954	17,648
Minority interest	527	88	921	374

Net earnings	$12,054	$30,843	$49,479	$66,880

Earnings per share
Basic	$0.62	$1.60	$2.55	$3.47
Diluted	$0.62	$1.56	$2.52	$3.39
Weighted average shares outstanding
Basic	19,350	19,333	19,393	19,293
Diluted	19,591	19,795	19,671	19,707

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
Segment Information	2005	2004	2005	2004
Net Sales
Traditional Business
North America	$122,198	$113,090	$447,434	$411,928
Europe	29,221	28,168	91,398	90,689
International	32,666	28,714	124,578	105,866
TDS	45,659	48,268	168,522	200,795
Speedco	22,534	16,931	82,708	55,065

Total net sales	$252,278	$235,171	$914,640	$864,343

Segment Operating Profit (Loss)
Traditional Business
North America	$15,137	$26,102	$63,026	$72,529
Europe	(1,038)	2,456	(262)	2,789
International	3,834	4,177	14,821	14,886
TDS	1,670	818	6,584	1,506
Speedco	(1,152)	1,613	581	6,249
Corporate expenses & other	(5,404)	(5,934)	(17,535)	(15,950)
Net interest income	1,528	906	6,139	2,893

Earnings before income taxes and minority interest	$14,575	$30,138	$73,354	$84,902

Note: Certain prior year amounts have been reclassified to conform with the current year presentation.

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Bandag, Incorporated
Unaudited Financial Highlights
(In thousands)

Condensed Consolidated Balance Sheets	Dec. 31, 2005	Dec. 31, 2004
Assets:
Cash and cash equivalents	$97,071	$66,646
Investments	60,150	136,115
Accounts receivable - net	174,017	157,809
Inventories	84,668	69,892
Other current assets	59,960	55,793

Total current assets	475,866	486,255
Property, plant, and equipment - net	209,640	170,018
Other assets	69,531	74,454

Total assets	$755,037	$730,727

Liabilities & shareholders’ equity:
Accounts payable	$45,794	$33,138
Income taxes payable	2,477	2,995
Accrued liabilities	100,647	104,580
Short-term notes payable and current portion of other obligations	15,351	17,845

Total current liabilities
	164,269	158,558
Long-term debt and other obligations	24,061	29,963
Deferred income tax liabilities	4,771	7,502
Minority interest	2,779	2,417
Shareholders’ equity
Common stock	19,436	19,452
Additional paid-in capital	37,191	28,839
Retained earnings	529,372	513,152
Accumulated other comprehensive loss	(26,842)	(29,156)

Total shareholders’ equity
	559,157	532,287

Total liabilities & shareholders’ equity	$755,037	$730,727

	Twelve Months Ended December 31,
Condensed Consolidated Statements of Cash Flows	2005	2004
Operating Activities
Net earnings	$49,479	$66,880
Provision for depreciation	26,302	27,182
(Increase) decrease in operating assets and liabilities - net	(18,798)	1,023

Net cash provided by operating activities	56,983	95,085
Investing Activities
Additions to property, plant and equipment	(63,428)	(39,230)
Sales (purchases) of investments - net	75,965	(46,465)
Payments for acquisitions of businesses	(2,978)	(73,488)
Proceeds from divestiture of businesses	2,251	15,255
Proceeds from sale of tire and wheel assets	--	34,023

Net cash (provided by) used in investing activities	11,810	(109,905)
Financing Activities
Principal payments on short-term notes payable and other long-term liabilities	(16,938)	(7,368)
Proceeds from short-term notes payable	6,645	--
Cash dividends	(25,774)	(25,164)
Purchases of common stock	(8,053)	(2,844)
Stock options exercised	2,235	4,154

Net cash used in financing activities	(41,885)	(31,222)
Effect of exchange rate changes on cash and cash equivalents	3,517	1,554

Increase (decrease) in cash and cash equivalents	30,425	(44,488)
Cash and cash equivalents at beginning of year	66,646	111,134

Cash and cash equivalents at end of period	$97,071	$66,646

Note: Certain prior year amounts have been reclassified to conform with the current year presentation.

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